EXHIBIT 99.1

                                                Contact: Steven T. Sabatini
                                                         Senior Executive V.P. &
                                                         Chief Financial Officer
                                                         (845) 365-4615

          UNION STATE BANK'S PARENT COMPANY, U.S.B. HOLDING CO., INC.,
               DECLARES QUARTERLY CASH DIVIDEND OF THIRTEEN CENTS
         PER SHARE AND SETS RECORD DATE FOR ANNUAL STOCKHOLDERS' MEETING

Orangeburg, NY, February 28, 2005 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. and subsidiaries (the "Company"), parent company of Union State Bank, is pleased to announce that on February 25, 2005, the Board of Directors of the Company declared a quarterly common stock cash dividend of thirteen cents ($0.13) per share. The dividend will be paid on April 15, 2005 to stockholders of record on March 31, 2005.

      Mr. Hales commented that, "The consistent quarterly common stock cash dividend can be attributed in large part to the Company's consistent profitability and strong capital position."

      The Board of Directors of the Company also established the close of business April 18, 2005 as the record date for the 2005 Annual Stockholders' Meeting. The Annual Meeting will be held at the Holiday Inn, Suffern, New York, on May 25, 2005 at 10:00 a.m. local time.

      The Company operates through its banking subsidiary, Union State Bank, a commercial bank with twenty-seven locations in Rockland and Westchester counties and one location each in Goshen, Orange County, New York, Stamford, Connecticut, and New York City. Further information on Union State Bank can be found on the world wide web at www.unionstate.com. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH."

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